Exhibit 10.1

FORM OF
SEPARATION AGREEMENT
by and between
JOHNSON & JOHNSON
and
KENVUE INC.
Dated as of [●], 2023

TABLE OF CONTENTS

Schedule I    -    J&J Retained Assets
Schedule II    -    J&J Retained Liabilities
Schedule III    -    Kenvue Equity Interests
Schedule IV    -    Kenvue Assets
Schedule V    -    Kenvue Business Brands and Product Lines
Schedule VI    -    J&J Business Brands and Product Lines
Schedule VII    -    Kenvue Liabilities
Schedule VIII    -    Shared Contracts
Schedule IX    -    Intercompany Agreements and Intercompany Accounts
Schedule X    -    Kenvue Cash Balance

Schedule XI    -    Kenvue-Managed Actions
Schedule XII    -    J&J-Managed Actions
Schedule XIII    -    Jointly Managed Actions
Schedule XIV    -    Deferred Markets
Schedule XV    -    Specified Environmental Liabilities
Schedule XVI    -    Financial Reporting
Schedule XVII -    Expenses
Exhibit A        Form of Registration Rights Agreement
Exhibit B        Restructuring Step Plan

SEPARATION AGREEMENT, dated as of [●], 2023, by and between JOHNSON & JOHNSON, a New Jersey corporation (“J&J”), and KENVUE INC., a Delaware corporation (“Kenvue”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.
R E C I T A L S
WHEREAS J&J, acting through itself and its direct and indirect Subsidiaries, currently conducts the J&J Business and the Kenvue Business;
WHEREAS the board of directors of J&J has determined to separate J&J into two independent, publicly traded companies: (a) J&J, which following the Separation will own and conduct, directly and indirectly, the J&J Business, and (b) Kenvue, which following the Separation will own and conduct, directly and indirectly, the Kenvue Business;
WHEREAS the board of directors of J&J has determined in connection with the Separation, on the terms contemplated hereby, to cause Kenvue to offer and sell in the Initial Public Offering a limited number of shares of Kenvue Common Stock;
WHEREAS after the Initial Public Offering, (i) J&J intends to transfer shares of Kenvue Common Stock to shareholders of J&J by means of one or more distributions by J&J to its shareholders of shares of Kenvue Common Stock, one or more offers to shareholders of J&J to exchange their J&J Common Stock for shares of Kenvue Common Stock, or any combination thereof (the “Distribution”), (ii) J&J may effect a disposition of its Kenvue Common Stock pursuant to one or more public or private offerings or other similar transactions, (iii) J&J may transfer, exchange or otherwise dispose of shares of Kenvue Common Stock in one or more transactions (including in connection with any debt-for-equity exchange) (together with the transactions set forth in clause (ii), the “Other Disposition”) or (iv) J&J (or other permitted transferees) may continue to hold its interest in shares of Kenvue Common Stock;
WHEREAS J&J and Kenvue intend that certain of the Internal Transactions, the Distribution and certain transactions constituting the Other Disposition each qualify for the Intended Tax Treatment;
WHEREAS this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations; and
WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and certain other agreements that will govern certain matters relating to the Separation, the Initial Public Offering and the Distribution or the Other Disposition, as applicable, and the relationship of J&J, Kenvue and their respective Subsidiaries following the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
“Action” means any claim, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.
“Actual Payor” has the meaning set forth in Section 11.08(b).
“Adversarial Action” means (a) an Action by a member of the J&J Group, on the one hand, against a member of the Kenvue Group, on the other hand, or (b) an Action by a member of the Kenvue Group, on the one hand, against a member of the J&J Group, on the other hand.
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (a) Kenvue and the other members of the Kenvue Group shall not be considered Affiliates of J&J or any of the other members of the J&J Group and (b) J&J and the other members of the J&J Group shall not be considered Affiliates of Kenvue or any of the other members of the Kenvue Group.
“Agreement” means this Separation Agreement, including the Schedules hereto.
“Ancillary Agreements” means the TSA, the RTSA, the TXMA, the EMA, the IPA, the TMA, the RTMA, the DTSA, the TMLA and any Conveyancing and Assumption Instruments or other agreements executed by a member of the J&J Group, on the one hand, and a member of the Kenvue Group, on the other hand, in connection with the implementation of the transactions contemplated by this Agreement.
“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)    all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;
(b)    all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
(c)    all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;
(d)    all interests in real property of whatever nature, including buildings, land, structures, improvements, parking lots and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
(e)    all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Subsidiary or any other Person; and all rights as a partner, joint venturer or participant;
(f)    all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;
(g)    all deposits, letters of credit, performance bonds and other surety bonds;
(h)    all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);
(i)    all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;
(j)    all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
(k)    all Permits and all pending applications therefor;
(l)    Cash, bank accounts, lock boxes and other deposit arrangements;

(m)    interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and
(n)    all goodwill as a going concern and other intangible properties.
“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions are authorized or required by Law to be closed in New York.
“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.
“Cash Management Arrangements” shall mean all cash management arrangements pursuant to which any member of the J&J Group automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of any member of the Kenvue Group.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Insurance Policies” means all insurance policies of (i) J&J and the other members of the J&J Group other than insurance policies and reinsurance policies issued, reinsured or reimbursed by Middlesex or any other member of the J&J Group and any self-insurance or similar program or mechanism, including that part of any insurance policy that is a deductible or retention, or to the extent reimbursed or reinsured by any member of the J&J Group, including Middlesex, or (ii) any third party that is not a member of the J&J Group or the Kenvue Group; provided, however, that (x) first-party property insurance policies issued by Middlesex shall be deemed to be Commercial Insurance Policies to the extent that such policies are reinsured by third-party insurers other than Middlesex or any member of the J&J Group and (y) the Deductible Reimbursement Policy issued by Middlesex (policy no. PROP2022-03) shall be deemed to be a Commercial Insurance Policy for losses occurring prior to the Separation Closing.
“Commercial Insurer” means the insuring entity issuing and/or subscribing to one or more Commercial Insurance Policies.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Infrastructure IP” has the meaning set forth in the IPA.
“Consents” means any consents, waivers or approvals from, or notification or filing requirements to, any Person other than a member of either Group.
“Conveyancing and Assumption Instruments” shall mean, collectively, the various contracts and other documents heretofore entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Step Plan, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as are consistent with the requirements of Section 2.06.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“D&O Indemnification Liabilities” means all Liabilities of any member of the J&J Group or the Kenvue Group in respect of obligations to indemnify or advance expenses to any Persons who at any time prior to the Separation Closing have been directors or officers of any such member (in each case, in their capacities as such) for any Liabilities arising out of alleged wrongful acts or occurrences before the Separation Closing, in each case under (x) the certificate of incorporation, bylaws or similar organizational documents of the applicable member in effect on the date on which the act or occurrence giving rise to such obligation occurred or (y) any contract in effect prior to the Separation Closing; provided, however, that to the extent the J&J Group and the Kenvue Group are covered during the period between the Separation Closing and the Distribution Date under D&O Insurance Policies that cover both the J&J Group and the Kenvue Group in the same policy, the term “Separation Closing” shall be deleted and replaced with the term “Distribution Date” wherever “Separation Closing” appears prior to this proviso in this definition.
“D&O Insurance Policies” has the meaning set forth in Section 8.04(a).
“Data” has the meaning set forth in the IPA.
“Deferred Kenvue Local Business” has the meaning set forth in Section 2.07(a).
“Deferred Market” has the meaning set forth in Section 2.07(a).
“Dispute” has the meaning set forth in Section 11.02(b).
“Distribution” has the meaning set forth in the Recitals to this Agreement.
“Distribution Date” means the date of the Distribution or if no Distribution has occurred, the date that J&J ceases to control (as defined in the definition of “Affiliate” herein) Kenvue.
“DTSA” means the Data Transfer and Sharing Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“Environmental Law” means all Laws relating to pollution, the protection of the environment, natural resources, the climate, endangered or threatened species or, as such relates to exposure to hazardous or toxic materials present in the environment, human health or safety, including Laws relating to the Release, treatment, storage, transport, labeling or registration of hazardous or toxic materials or solid, biological and medical waste.
“Environmental Liability” means any Liability (including fines, penalties, losses and costs) arising under or pursuant to Environmental Law, including those arising or resulting from (a) the compliance or actual or alleged noncompliance with any Environmental Law, including any failure to obtain, maintain or comply with any Environmental Permit, and any costs and expenses required to address or resolve such compliance or noncompliance, (b) the Release (including any subsequent migration of or exposure to such Release), treatment, storage, disposal or arrangement for disposal of any Hazardous Substance and (c) any Remedial Action or Third-Party Claim under Environmental Law relating to the foregoing; provided that Environmental Liabilities shall not include any Liability arising from or relating to any talc-containing product manufactured, produced, sold, distributed, conveyed or placed in the stream of commerce.
“Exchange” means the New York Stock Exchange.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Financial Statements” has the meaning set forth in Section 7.05(d).
“First Post-Distribution Report” has the meaning set forth in Section 11.07.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents to be obtained from, any Governmental Authority.
“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Group” means either the J&J Group or the Kenvue Group, as the context requires.
“Hazardous Substances” means any (a) petroleum and petroleum products and derivatives, radioactive materials or wastes, asbestos, polychlorinated biphenyls and per- or poly-fluorinated chemicals and (b) other chemical, material, substance, waste or mixture that is regulated, or forms the basis for Liability, under any Environmental Law.
“Indemnifying Party” has the meaning set forth in Section 6.04(a).
“Indemnitee” has the meaning set forth in Section 6.04(a).
“Indemnity Payment” has the meaning set forth in Section 6.04(a).
“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, Software, Know-How (but without regard to any confidential or proprietary limitation), Data, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.
“Initial Public Offering” means the initial public offering of the Kenvue Common Stock.
“Insurance Proceeds” means those monies:
(a) received by an insured (or its successor-in-interest) from a Commercial Insurer;
(b) paid by a Commercial Insurer on behalf of an insured (or its successor-in-interest); or
(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;
in any such case net of any applicable premium adjustments paid by any member of the J&J Group or the Kenvue Group (including retroactive or retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof; provided, however, that to the extent any such monies are reimbursed (through retentions, deductibles or otherwise) to the applicable Commercial Insurer or other third party by Middlesex or any other member of the J&J Group or the Kenvue Group (or their captive insurance companies), such monies shall not constitute Insurance Proceeds.
“Intellectual Property” has the meaning set forth in the IPA.
“Intended Tax Treatment” has the meaning set forth in the TXMA.
“Intercompany Accounts” has the meaning set forth in Section 2.03(a).
“Intercompany Agreements” has the meaning set forth in Section 2.03(a).
“Internal Transactions” means all of the transactions described in the Step Plan.
“IPA” means the Intellectual Property Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-[●]) pursuant to which the offering of Kenvue Common Stock to be sold by Kenvue in the Initial Public Offering will be registered, as amended from time to time.
“J&J” has the meaning set forth in the preamble.
“J&J Actions” has the meaning set forth in Section 6.12(b).

“J&J Assets” means, without duplication, the following Assets:
(a) all Assets held by the J&J Group;
(b) all interests in the capital stock of, or other equity interests in, the members of the J&J Group (other than J&J) and all other equity, partnership, membership, joint venture and similar interests in any other Person (other than the members of the Kenvue Group and the Kenvue Group Entities);
(c) the J&J Retained Assets;
(d) the rights related to the J&J Portion of any Shared Contract;
(e) all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the J&J Group; and
(f) all Assets held by a member of the Kenvue Group that are primarily related to or used or held for use primarily in connection with the business or operations of the J&J Business.
Notwithstanding the foregoing, except as set forth in Section 2.02, the J&J Assets shall not include (i) any Assets governed by the TXMA, (ii) any Assets governed by the EMA, (iii) any Assets transferred or licensed under the IPA, TMLA or DTSA or (iv) any Kenvue Assets.
“J&J Business” means the business and operations conducted by J&J and its Subsidiaries other than the Kenvue Business.
“J&J Common Stock” means the common stock, $1.00 par value per share, of J&J.
“J&J Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“J&J Disclosure Sections” means all material set forth in, or incorporated by reference into, the IPO Registration Statement to the extent relating exclusively to (a) the J&J Group, (b) the J&J Business, (c) J&J’s intentions with respect to any Distribution or Other Disposition or (d) the terms of the Distribution or Other Disposition, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition.
“J&J Environmental Liabilities” means, without duplication, (a) all Specified J&J Environmental Liabilities and (b) all other Environmental Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of the J&J Business as conducted at any time prior to the Separation Closing, (ii) the operation or conduct of the J&J Business or any other business conducted by J&J or any other member of the J&J Group at any time after the

Separation Closing, including any Release of Hazardous Substances or non-compliance with Environmental Law first occurring after the Separation Closing (but, for the avoidance of doubt, excluding any Environmental Liability associated with any Kenvue facility to the extent relating to, arising out of or resulting from operations conducted by any member of the Kenvue Group after the Separation Date at such Kenvue facility in providing products or services to the J&J Business pursuant to any Ancillary Agreement or other contractual arrangement) or (iii) any terminated, divested or discontinued businesses or operations of the J&J Business; provided, that, notwithstanding the foregoing, J&J Environmental Liabilities shall not include any Specified Kenvue Environmental Liabilities.
“J&J Group” means J&J and each of its Subsidiaries, but excluding any member of the Kenvue Group and the Kenvue Group Entities.
“J&J Indemnitees” has the meaning set forth in Section 6.02.
“J&J Intellectual Property” has the meaning set forth in the IPA.
“J&J Liabilities” means, without duplication, the following Liabilities:
(a)    all Liabilities of the J&J Group (other than Environmental Liabilities);
(b)    all Liabilities (other than Environmental Liabilities) to the extent relating to, arising out of or resulting from:
(i) the operation or conduct of the J&J Business as conducted at any time prior to the Separation Closing (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the J&J Business);
(ii) the operation or conduct of the J&J Business or any other business conducted by J&J or any other member of the J&J Group at any time after the Separation Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
(iii) any terminated, divested or discontinued businesses or operations of the J&J Business; or
(iv) the J&J Assets;
(c)    the J&J Retained Liabilities;
(d)    any obligations related to the J&J Portion of any Shared Contract;
(e)    the J&J Environmental Liabilities;

(f)    any D&O Indemnification Liabilities; and
(g)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the J&J Group.
Notwithstanding the foregoing, except as set forth in Section 2.02, the J&J Liabilities shall not include (w) any Liabilities governed by the TXMA, (x) any Liabilities governed by the EMA, (y) any Liabilities governed by the IPA, TMLA or DTSA or (z) any Kenvue Liabilities.
“J&J Portion” has the meaning set forth in Section 2.04.
“J&J Retained Assets” means the Assets to be retained by the J&J Group set forth on Schedule I.
“J&J Retained Liabilities” means (a) all direct, derivative or other Liabilities of LTL Management LLC, including all Liabilities set forth on Schedule II under the caption “LTL Management Liabilities”, and (b) the other Liabilities set forth on Schedule II.
“J&J Tax Opinions” has the meaning set forth in the TXMA.
“J&J Transition Data” has the meaning set forth in the RTSA.
“Kenvue” has the meaning set forth in the preamble.
“Kenvue Actions” has the meaning set forth in Section 6.12(a).
“Kenvue Assets” means, without duplication, the following Assets:
(a)    all Assets held by the Kenvue Group;
(b)    all interests in the capital stock of, or other equity interests in, the members of the Kenvue Group (other than Kenvue) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule III under the caption “Joint Ventures and Minority Investments”;
(c)    all Assets reflected on the Kenvue Business Balance Sheet, and all Assets acquired after the date of the Kenvue Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Kenvue Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Kenvue Business Balance Sheet;
(d)    the Assets listed or described on Schedule IV;
(e)    the rights related to the Kenvue Portion of any Shared Contract;

(f)    all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the Kenvue Group; and
(g)    all Assets held by a member of the J&J Group that are primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business (unless otherwise expressly provided in this Agreement).
Notwithstanding the foregoing, except as set forth in Section 2.02, the Kenvue Assets shall not include (i) any J&J Retained Assets, (ii) any Assets governed by the TXMA, (iii) any Assets governed by the EMA, (iv) any Assets transferred or licensed under the IPA, TMLA or DTSA, (v) the rights related to the J&J Portion of Shared Contracts, (vi) any Assets held by a member of the Kenvue Group that are primarily related to or used or held for use primarily in connection with the business or operations of the J&J Business (unless otherwise listed or described on Schedule IV), (vii) any equity, partnership, membership, joint venture or similar interests in any Person other than as contemplated by clause (b) of this definition or (viii) any insurance policies or programs of the J&J Group.
“Kenvue Auditors” has the meaning set forth in Section 7.05(j).
“Kenvue Business” means the business and operations constituting J&J’s Consumer Health segment (as described in the Annual Report on Form 10-K of J&J most recently filed with the Commission as of the date hereof), including the brands and product lines (i) sold by such segment as of or prior to the Separation Date or (ii) otherwise set forth on Schedule V. Notwithstanding the foregoing, the brands and product lines set forth on Schedule VI shall be deemed part of the J&J Business, and not part of the Kenvue Business.
“Kenvue Business Balance Sheet” means the combined balance sheet of the Kenvue Business, including the notes thereto, as of the most recent fiscal period for which financial statements are included in the IPO Registration Statement (or, as of such date that is otherwise agreed in writing by J&J and Kenvue).
“Kenvue Common Stock” means the common stock, $0.01 par value per share, of Kenvue.
“Kenvue Credit Support Instruments” has the meaning set forth in Section 3.02(a).
“Kenvue Environmental Liabilities” means, without duplication, (a) all Specified Kenvue Environmental Liabilities and (b) all other Environmental Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of the Kenvue Business as conducted at any time prior to the Separation Closing, (ii) the operation or conduct of the Kenvue Business or any other business conducted by Kenvue or any other member of the Kenvue Group at any time after the Separation Closing, including any Release of Hazardous Substances or non-compliance with Environmental Law first occurring after the Separation Closing (but, for the avoidance of doubt, excluding any Environmental Liability associated with any J&J facility to the extent relating to, arising out of or resulting from operations conducted by any member of the J&J Group after the Separation Date at such J&J facility in providing products or services to the Kenvue Business pursuant to any Ancillary Agreement or other contractual arrangement) or (iii) any terminated, divested or discontinued businesses or operations of the Kenvue Business; provided, that, notwithstanding the foregoing, Kenvue Environmental Liabilities shall not include any Specified J&J Environmental Liabilities.
“Kenvue Financing Arrangements” means the debt financing arrangements to be entered into and consummated by members of the Kenvue Group at or prior to the Separation Closing.
“Kenvue Group” means (a) Kenvue, (b) each Person that will be a Subsidiary of Kenvue immediately after the Separation Closing, including the entities set forth on Schedule III under the caption “Subsidiaries” and (c) each Person that becomes a Subsidiary of Kenvue after the Separation Date, including in each case any Person that is merged or consolidated with or into Kenvue or any Subsidiary of Kenvue, including as part of the Internal Transactions.
“Kenvue Group Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule III under the caption “Joint Ventures and Minority Investments”.
“Kenvue Indemnitees” has the meaning set forth in Section 6.03.
“Kenvue Liabilities” means, without duplication, the following Liabilities:
(a)    all Liabilities of the Kenvue Group and the Kenvue Group Entities (other than Environmental Liabilities);
(b)    all Liabilities (other than Environmental Liabilities) to the extent relating to, arising out of or resulting from:
(i) the operation or conduct of the Kenvue Business as conducted at any time prior to the Separation Closing (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Kenvue Business);
(ii) the operation or conduct of the Kenvue Business or any other business conducted by Kenvue or any other member of the Kenvue Group at any time after the Separation Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
(iii) any terminated, divested or discontinued businesses or operations of the Kenvue Business; or
(iv) the Kenvue Assets;

(c)    all Liabilities reflected as liabilities or obligations on the Kenvue Business Balance Sheet, and all Liabilities arising or assumed after the date of the Kenvue Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the Kenvue Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Kenvue Business Balance Sheet;
(d)    the Liabilities listed or described on Schedule VII;
(e)    any obligations related to the Kenvue Portion of any Shared Contract;
(f)    the Kenvue Environmental Liabilities;
(g)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Kenvue Group; and
(h)    all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the IPO Registration Statement and any other documents filed with the Commission in connection with the Initial Public Offering or as contemplated by this Agreement, other than with respect to the J&J Disclosure Sections.
Notwithstanding the foregoing, except as set forth in Section 2.02, the Kenvue Liabilities shall not include (i) any J&J Retained Liabilities, (ii) any Liabilities governed by the TXMA, (iii) any Liabilities governed by the EMA, (iv) any Liabilities governed by the IPA, TMLA or DTSA, (v) any obligations related to the J&J Portion of any Shared Contract, (vi) any J&J Environmental Liabilities, (vii) any D&O Indemnification Liabilities and (viii) any Liabilities of the Kenvue Group to the extent relating to, arising out of or resulting from (x) the operation or conduct of the J&J Business as conducted at any time prior to the Separation Closing (unless otherwise expressly provided in this Agreement), (y) any terminated, divested or discontinued businesses or operations of the J&J Business or (z) the J&J Assets.
“Kenvue Non-Voting Stock” means any class or series of Kenvue’s capital stock, and any warrant, option or right in such stock, other than Kenvue Voting Stock.
“Kenvue Portion” has the meaning set forth in Section 2.04.
“Kenvue Transition Data” has the meaning set forth in the TSA.
“Kenvue Voting Stock” means all classes of the then outstanding capital stock of Kenvue entitled to vote generally with respect to the election of directors.
“Know-How” has the meaning set forth in the IPA.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, directive, requirement or other governmental restriction or any similar binding and enforceable form of decision of, or determination by, or agreement with, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.
“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ and consultants’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing for or defending against any Actions or threatened or contemplated Actions).
“Licensed J&J IP” has the meaning set forth in the IPA.
“Licensed Kenvue IP” has the meaning set forth in the IPA.
“Managing Remedial Party” means the Party determined in accordance with Section 6.13(b).
“Mediation Notice” has the meaning set forth in Section 11.02(c).
“Mediation Period” has the meaning set forth in Section 11.02(c).
“Mediation Rules” has the meaning set forth in Section 11.02(c).
“Memorabilia” means photographs, artwork and similar objects, historical product samples and other assets that relate to the history or historical activities of the J&J Business or the Kenvue Business, including as set forth on Schedule I or Schedule IV under the caption “Memorabilia”.
“Middlesex” means Middlesex Assurance Company Limited, a Vermont corporation and a Subsidiary of J&J.
“Mixed Actions” has the meaning set forth in Section 6.12(c).
“Negotiation Notice” has the meaning set forth in Section 11.02(b).

“Non-Commercial Insurance Policies” has the meaning set forth in Section 8.01(d).
“Non-Managing Remedial Party” means the Party determined in accordance with Section 6.13(b).
“Non-Specified Environmental Liabilities” has the meaning set forth in Section 6.13.
“Other Disposition” has the meaning set forth in the Recitals to this Agreement.
“Party” means either party hereto, and “Parties” means both parties hereto.
“Permit” means any approval, concession, grant, franchise, license, permit, certificate, exemption, registration, waiver or other authorization granted or issued by any Governmental Authority, including those required to conduct a clinical investigation, study or trial on one or more human subjects under applicable Law.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Prospectus” means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
“Real Property Remedial Action” means any Remedial Action at any real property that is owned or leased by either Party on the Separation Date and at the time the Remedial Action is being conducted.
“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between J&J and Kenvue.
“Registration Statements” means the IPO Registration Statement and any registration statement in connection with the Distribution or Other Disposition, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement or Prospectus, including post-effective amendments, all exhibits thereto and all materials incorporated by reference in any such Registration Statement or Prospectus.
“Regulations” has the meaning set forth in the TXMA.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, dumping, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Remedial Action” means all actions undertaken to clean up, remove, treat, respond to or otherwise address any presence or Release of a Hazardous Substance, including activities to prevent a Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment and activities to perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to any Release of a Hazardous Substance.
“Representation Letters” has the meaning set forth in the TXMA.
“RTMA” means the Reverse Transition Manufacturing Agreement to be entered into by and between J&J and Kenvue in accordance with the terms of the TMA.
“RTSA” means the Reverse Transition Services Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.
“Separation” means (a) the Internal Transactions that are contemplated by the Step Plan to occur on or prior to the Separation Date, (b) any actions to be taken on or prior to the Separation Date pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, to occur on or prior to the Separation Date and provided for in this Agreement or in any Ancillary Agreement.
“Separation Closing” means the closing of the Separation on the Separation Date.
“Separation Date” has the meaning set forth in Section 4.03.
“Shared Contract” means any contract or agreement of any member of either Group that relates in any material respect to both the J&J Business and the Kenvue Business, including the contracts and agreements set forth on Schedule VIII-A, but excluding the contracts and agreements set forth on Schedule VIII-B; provided that the Parties may, by mutual written consent, elect to include in, or exclude from, this definition any contract or agreement.
“Shared Data” has the meaning set forth in the DTSA.
“Software” means any and all (a) computer programs and applications, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation, including user manuals and other training documentation relating to any of the foregoing.
“Specified Environmental Liabilities” means the Environmental Liabilities specified on Schedule XV, together with each Party’s proportionate share of any such Liability allocated to each Party as set forth therein.
“Specified Information” means all Information in the possession of J&J or Kenvue, excluding Common Infrastructure IP, J&J Intellectual Property, Licensed Kenvue IP, Kenvue Shared Data, J&J Transition Data, Transferred Intellectual Property, Licensed J&J IP, J&J Shared Data and Kenvue Transition Data.
“Specified J&J Environmental Liabilities” means J&J’s percentage share of the Specified Environmental Liabilities, as set forth in Schedule XV.
“Specified Kenvue Environmental Liabilities” means Kenvue’s percentage share of the Specified Environmental Liabilities, as set forth in Schedule XV.
“Step Plan” means the restructuring step plan attached as Exhibit B.
“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Taxes” has the meaning set forth in the TXMA.
“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the J&J Group or the Kenvue Group of any claim, or the commencement by any such Person of any Action, against any member of the J&J Group or the Kenvue Group.
“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).
“TMA” means the Transition Manufacturing Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“TMLA” has the meaning set forth in the IPA.
“Transaction Expenses” means all reasonable out-of-pocket fees, costs and expenses incurred by any member of the J&J Group or the Kenvue Group in connection with the Separation, the Initial Public Offering or any of the other transactions contemplated by this Agreement or the Ancillary Agreements (other than the Distribution and the Other Disposition); provided, that Transaction Expenses shall not include (i) any Taxes covered by the TXMA or (ii) any amounts required to be paid between a member of the J&J Group, on the one hand, and a member of the Kenvue Group, on the other hand, pursuant to the terms of an Ancillary Agreement.
“Transaction Ruling” has the meaning set forth in the TXMA.
“Transferred Intellectual Property” has the meaning set forth in the IPA.
“TSA” means the Transition Services Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“TXMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between J&J and Kenvue.
“TXMA Records” has the meaning set forth in the TXMA.
“Underwriters” means the managing underwriters for the Initial Public Offering.
“Underwriting Agreement” means the Underwriting Agreement to be entered into by and among Kenvue and the Underwriters in connection with the offering of Kenvue Common Stock by Kenvue in the Initial Public Offering.
ARTICLE II
The Separation
SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Prior to the Initial Public Offering, and subject to Section 2.01(e), Section 2.01(f) and Section 2.07, the Parties shall cause, or shall have caused, the Internal Transactions to be completed.
(b) Subject to Section 2.01(e), Section 2.01(f) and Section 2.07, on or prior to the Separation Date, the Parties shall, and shall cause their respective Group members to, execute such Conveyancing and Assumption Instruments and take such other corporate actions as are necessary to (i) transfer and convey to one or more members of the Kenvue Group all of the right, title and interest of the J&J Group in, to and under all Kenvue Assets not already owned by the Kenvue Group, (ii) transfer and convey to one or more members of the J&J Group all of the right, title and interest of the Kenvue Group in, to and under all J&J Assets not already owned by the J&J Group, (iii) cause one or more members of the Kenvue Group to assume all of the Kenvue Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the J&J Group and (iv) cause one or more members of the J&J Group to assume all of the J&J Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Kenvue Group.
(c) In the event that it is discovered any time after the Separation Date that there was an omission of (i) the transfer or conveyance by Kenvue (or a member of the Kenvue Group) or the acceptance or assumption by J&J (or a member of the J&J Group) of any J&J Asset or J&J Liability, as the case may be, or (ii) the transfer or conveyance by J&J (or a member of the J&J Group) or the acceptance or assumption by Kenvue (or a member of the

Kenvue Group) of any Kenvue Asset or Kenvue Liability, as the case may be, the Parties shall, subject to Section 2.01(e), Section 2.01(f) and Section 2.07, use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. The Party to whom the applicable Asset is to be transferred or conveyed or by whom the applicable Liability is to be accepted or assumed shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the Separation Closing and (ii) the time such Assets and Liabilities would have been transferred, conveyed, accepted or assumed had they been subject to the Conveyancing and Assumption Instrument for the jurisdiction to which such Assets relate, in each case except as otherwise required by applicable Law.
(d) In the event that it is discovered any time after the Separation Date that there was (i) a transfer or conveyance by Kenvue (or a member of the Kenvue Group) to, or the acceptance or assumption by, J&J (or a member of the J&J Group) of any Kenvue Asset or Kenvue Liability, as the case may be, or (ii) a transfer or conveyance by J&J (or a member of the J&J Group) to, or the acceptance or assumption by, Kenvue (or a member of the Kenvue Group) of any J&J Asset or J&J Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. The Party to whom the applicable Asset is to be transferred or conveyed or by whom the applicable Liability is to be accepted or assumed shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.
(e) To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.04, and Deferred Kenvue Local Businesses, which are governed solely by Section 2.07) or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.04, and Deferred Kenvue Local Businesses, which are governed solely by Section 2.07) required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed on or prior to the Separation Date, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Separation Date as shall be reasonably practicable. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective on or prior to the Separation Date, unless otherwise expressly agreed in writing by the Parties, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto, who shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset or managing or defending such Liability promptly after receiving a request therefor) or retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, as the case may be, and take such other actions as may be required by Law, including the terms and conditions of any applicable order, decree, ruling judgment, agreement or Action pending or in effect as of the Separation Date with respect to such Asset or Liability, or otherwise reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place both Parties, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including with respect to possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable or assumable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the Separation Closing and (ii) the time such Assets and Liabilities would have been transferred, conveyed, accepted or assumed had they been subject to the Conveyancing and Assumption Instrument for the jurisdiction to which such Assets and Liabilities relate, in each case except as otherwise required by applicable Law.
(f) Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain and submit any necessary Governmental Approvals or other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed including, to the extent applicable, the substitution of a member of the Kenvue Group for a member of the J&J Group in connection with any order, decree, ruling, judgment, agreement or Action pending or in effect as of the Separation Date with respect to any Kenvue Liabilities or the substitution of a member of the J&J Group for a member of the Kenvue Group in connection with any order, decree, ruling, judgment, agreement or Action pending or in effect as of the Separation Date with respect to any J&J Liabilities; provided, further, that neither Party nor any member of its Group shall be required to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or submit any such Governmental Approval or Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and filing, recording or similar fees, all of which, if incurred following the Separation Closing, shall be borne by Kenvue (and Kenvue shall promptly reimburse members of the J&J Group upon request for any such expenses or fees incurred thereby)).
(g) Except as set forth in Section 2.01(f) or Section 2.07, the Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the applicable expenditures.
SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of J&J and Kenvue agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the TXMA shall exclusively govern all matters relating to Taxes between such parties (except to the extent that Tax matters are expressly addressed in any other Ancillary Agreement), (b) the EMA shall exclusively govern all matters related to employees and employee benefits between such parties, including matters related to workers’ compensation benefits (it being understood that any Assets and Liabilities allocated pursuant to the EMA shall constitute Kenvue Assets, Kenvue Liabilities, J&J Assets or J&J Liabilities, as applicable, for purposes of Article VI hereof), (c) the TSA, the RTSA, the TMA and the RTMA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Separation Date and (d) the IPA, DTSA and the TMLA shall exclusively govern all matters relating to the assignment, transfer, sharing and licensing of Intellectual Property (except to the extent that such Intellectual Property matters are expressly addressed in any other Ancillary Agreement) (it being understood that any Assets and Liabilities allocated pursuant to the IPA, the TMLA and the DTSA shall constitute Kenvue Assets, Kenvue Liabilities, J&J Assets or J&J Liabilities, as applicable, for purposes of Article VI hereof).
SECTION 2.03. Termination of Intercompany Agreements and Intercompany Accounts. (a) Except as set forth in Section 2.03(c) or as otherwise provided by the Step Plan, in furtherance of the releases and other provisions of Section 6.01, effective as of the consummation of the Separation on the Separation Date, Kenvue and each other member of the Kenvue Group, on the one hand, and J&J and each other member of the J&J Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, between such parties (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable between such parties (“Intercompany Accounts”), and in effect or accrued as of such time. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Separation Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.
(b) In connection with the termination of Intercompany Accounts described in Section 2.03(a), each of J&J and Kenvue shall cause each Intercompany Account between a member of the Kenvue Group, on the one hand, and a member of the J&J Group, on the other hand, outstanding as of the Separation Closing to be settled as set forth in the Step Plan.
(c) The provisions of Section 2.03(a) and Section 2.03(b) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other

Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any Intercompany Agreements that this Agreement or any Ancillary Agreement expressly contemplates will survive the Separation Closing; (iii) any Intercompany Agreements or Intercompany Accounts between a Deferred Kenvue Local Business, on the one hand, and a member of the J&J Group, on the other hand, prior to the legal transfer of such Deferred Kenvue Local Business to the Kenvue Group and (iv) any other Intercompany Agreements or Intercompany Accounts set forth on Schedule IX.
(d) Each of J&J and Kenvue shall, and shall cause their respective Subsidiaries to, take all necessary actions to remove each member of the Kenvue Group from all Cash Management Arrangements to which such member of the Kenvue Group is a party, in each case prior to the close of business on the Business Day immediately prior to the Separation Date; provided, that this Section 2.03(d) shall not require any members of the Kenvue Group that comprise a Deferred Kenvue Local Business to be removed from any such Cash Management Arrangements prior to the legal transfer of such Deferred Kenvue Local Business to the Kenvue Group.
SECTION 2.04. Shared Contracts. The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Kenvue Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Kenvue Business (the “Kenvue Portion”), which rights shall be a Kenvue Asset and which obligations shall be a Kenvue Liability, and (b) a member of the J&J Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Kenvue Business (the “J&J Portion”), which rights shall be a J&J Asset and which obligations shall be a J&J Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract on or prior to the Separation Date as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, reasonably cooperate in any lawful arrangement to provide that, following the Separation Closing and until the earlier of five years after the Separation Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Kenvue Group shall receive the interest in the benefits and obligations of the Kenvue Portion under such Shared Contract and a member of the J&J Group shall receive the interest in the benefits and obligations of the J&J Portion under such Shared Contract; provided, that if, following such five-year period, any such Shared Contract remains in effect and the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence has not yet been effected, the Parties shall discuss in good faith extending any such lawful arrangement then in place. Nothing in this Section 2.04 shall require (x) the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable, or (y) unless otherwise agreed by the Parties, either Party or any member of their respective Groups to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which, if incurred following the Separation Closing, shall be borne by Kenvue (and Kenvue shall promptly reimburse members of the J&J Group upon request for any such expenses or fees incurred thereby)).
SECTION 2.05. Disclaimer of Representations and Warranties. Each of J&J (on behalf of itself and each other member of the J&J Group) and Kenvue (on behalf of itself and each other member of the Kenvue Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Representation Letters, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, nor any other Person, is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the Kenvue Business or the J&J Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement or the Representation Letters, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.
SECTION 2.06. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties (i) have executed prior to the date hereof certain Conveyancing and Assumption Instruments and (ii) shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments, in each case necessary to evidence the valid and effective assumption by the applicable Party or a member of such Party’s Group of its assumed Liabilities and the valid transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its transferred Assets for such assumptions and transfers to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of the country in which such Assets are located, as applicable, including the transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. Except to the extent required by applicable Law, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. The transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to transfer title to stock and, only to the extent required by applicable Law, by notation on public registries or other required procedure.
SECTION 2.07. Deferred Markets. (a) Notwithstanding anything to the contrary herein, in order to ensure compliance with applicable Law, to obtain necessary Governmental Approvals and other Consents and for other business reasons, the Parties will defer until after the Separation Date the transfer and conveyance of legal title to all or a portion of the Kenvue Assets to, and the assumption of all or a portion of the Kenvue Liabilities by, Kenvue or a member of the Kenvue Group, in each case, in each of the jurisdictions listed on Schedule XIV (each, a “Deferred Market” and the Kenvue Assets and Kenvue Liabilities in any such Deferred Market, a “Deferred Kenvue Local Business”), and J&J or a member of the J&J Group will continue to operate certain activities of the Kenvue Business in the Deferred Markets following the Separation in accordance with Section 2.07(b). Notwithstanding the foregoing, any Deferred Kenvue Local Business shall constitute Kenvue Assets or Kenvue Liabilities, as applicable, for all other purposes of this Agreement.
(b) In each case, from and after the Separation Date and until such time as a Deferred Kenvue Local Business has been transferred to Kenvue or a member of the Kenvue Group, unless otherwise expressly agreed in writing between the Parties, (i) such Deferred Kenvue Local Business shall be held and operated by J&J or a member of the J&J Group on behalf of and for the benefit of Kenvue or a member of the Kenvue Group, (ii) J&J shall, or shall cause the applicable members of the J&J Group to, use reasonable best efforts to treat and operate, insofar as reasonably practicable and to the extent permitted by applicable Law, such Deferred Kenvue Local Business in the ordinary course of business in all material respects consistent with past practice, subject to material changes in the manner in which the J&J Business or the Kenvue Business are operated resulting from the consummation of the transactions contemplated by this Agreement and (iii) Kenvue shall, and shall cause the applicable members of the Kenvue Group to, use reasonable best efforts to provide, at the sole expense of Kenvue or a member of the Kenvue Group, all support reasonably necessary or reasonably requested by J&J or a member of the J&J Group with respect to the operation of such Deferred Kenvue Local Business.
(c) The Parties shall, and shall cause the members of their respective Groups to, use reasonable best efforts to take all actions (including obtaining and submitting any necessary Governmental Approvals or other Consents in accordance with Section 2.01(f)) to permit the legal transfer of the Deferred Kenvue Local Businesses as promptly following the Separation Date as shall be reasonably practicable. Unless otherwise expressly agreed in writing between the Parties, upon receipt of all necessary Governmental Approvals and other Consents and the occurrence of all other actions that permit the legal transfer of a Deferred Kenvue Local Business to Kenvue or a member of the Kenvue Group, the Parties shall promptly complete such transfer.

The transfer of any Deferred Kenvue Local Business pursuant to this Section 2.07(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Separation Closing, except as otherwise required by applicable Law or as otherwise expressly provided in any applicable Conveyancing and Assumption Instrument.
ARTICLE III
Credit Support
SECTION 3.01. Replacement of J&J Credit Support. (a) Kenvue shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through J&J or any other member of the J&J Group for the benefit of Kenvue or any other member of the Kenvue Group (“J&J Credit Support Instruments”) with alternate arrangements that do not require any credit support from J&J or any other member of the J&J Group, and shall use reasonable best efforts to obtain from the beneficiaries of such J&J Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original J&J Credit Support Instrument to the originating bank and such bank’s confirmation to J&J of cancelation thereof and (ii) shall expressly release any collateral in respect of such J&J Credit Support Instrument) indicating that J&J or such other member of the J&J Group will, effective upon the Separation Closing, have no liability with respect to such J&J Credit Support Instruments, in each case reasonably satisfactory to J&J.
(b) In furtherance of Section 3.01(a), to the extent required to obtain a removal or release from a J&J Credit Support Instrument, Kenvue or an appropriate member of the Kenvue Group shall execute an agreement substantially in the form of the existing J&J Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing J&J Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Kenvue or the appropriate member of the Kenvue Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Kenvue or the appropriate member of the Kenvue Group.
(c) If Kenvue is unable to obtain, or to cause to be obtained, all releases from J&J Credit Support Instruments pursuant to Sections 3.01(a) and 3.01(b) on or prior to the Separation Date, (i) without limiting Kenvue’s obligations under Article VI, Kenvue shall, and shall cause the relevant member of the Kenvue Group that has assumed the Liability with respect to such J&J Credit Support Instrument, to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to each such J&J Credit Support Instrument, Kenvue, on behalf of itself and the other members of the Kenvue Group, agrees, except as otherwise expressly required by the terms of a contract with a third party in effect as of the Separation Date, not to renew or extend the term of, increase its obligations under or transfer to a third Person any loan, guarantee, lease, sublease, license, contract or other obligation for which J&J or any other member of the J&J Group is or may be liable under such J&J Credit Support Instrument unless all obligations of J&J and the other members of the J&J Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to J&J, and (iii) with respect to each such J&J Credit Support Instrument, Kenvue shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by J&J, to the extent reasonably necessary for J&J to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such J&J Credit Support Instrument.
SECTION 3.02. Replacement of Kenvue Credit Support. (a) J&J shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the replacement of all Credit Support Instruments provided by or through Kenvue or any other member of the Kenvue Group for the benefit of J&J or any other member of the J&J Group (“Kenvue Credit Support Instruments”) with alternate arrangements that do not require any credit support from Kenvue or any other member of the Kenvue Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Kenvue Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Kenvue Credit Support Instrument to the originating bank and such bank’s confirmation to Kenvue of cancelation thereof and (ii) shall expressly release any collateral in respect of such Credit Support Instrument) indicating that Kenvue or such other member of the Kenvue Group will, effective upon the Separation Closing, have no liability with respect to such Kenvue Credit Support Instruments, in each case reasonably satisfactory to Kenvue.
(b) In furtherance of Section 3.02(a), to the extent required to obtain a removal or release from a Kenvue Credit Support Instrument, J&J or an appropriate member of the J&J Group shall execute an agreement substantially in the form of the existing Kenvue Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Kenvue Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which J&J or the appropriate member of the J&J Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by J&J or the appropriate member of the J&J Group.
(c) If J&J is unable to obtain, or to cause to be obtained, all releases from Kenvue Credit Support Instruments pursuant to Section 3.02(a) and 3.02(b) on or prior to the Separation Date, (i) without limiting J&J’s obligations under Article VI, J&J shall, and shall cause the relevant member of the J&J Group that has assumed the Liability with respect to such Kenvue Credit Support Instrument to, indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to each such Kenvue Credit Support Instrument, J&J, on behalf of itself and the other members of the J&J Group, agrees, except as otherwise expressly required by the terms of a contract with a third party in effect as of the Separation Date, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, contract or other obligation for which Kenvue or any other member of the Kenvue Group is or may be liable under such Kenvue Credit Support Instrument unless all obligations of Kenvue and the other members of the Kenvue Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Kenvue and (iii) with respect to each such Kenvue Credit Support Instrument, J&J shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by Kenvue, to the extent reasonably necessary for Kenvue to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such Kenvue Credit Support Instrument.
SECTION 3.03. Written Notice of Credit Support Instruments. J&J and Kenvue shall use reasonable best efforts to provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Separation.
ARTICLE IV
Actions Pending the Separation
SECTION 4.01. Actions Prior to the Separation. Subject to the conditions specified in Section 4.02 and subject to Section 4.04, J&J and Kenvue shall use reasonable best efforts to consummate the Separation. Such efforts shall include taking the actions specified in this Section 4.01.
(a) Kenvue shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective the IPO Registration Statement and any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
(b) J&J and Kenvue shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Initial Public Offering.
(c) Kenvue shall prepare and file, and shall use reasonable best efforts to have approved prior to the completion of the Initial Public Offering, an application for the listing of the Kenvue Common Stock to be offered and sold in the Initial Public Offering on the Exchange.
(d) Prior to the Separation, J&J shall have duly elected the individuals listed as members of the Kenvue board of directors in the IPO Registration Statement, and such individuals shall be the members of the Kenvue board of directors effective as of immediately after the Separation Closing.

(e) Prior to the Separation, J&J shall have duly appointed the individuals listed as executive officers of Kenvue in the IPO Registration Statement, and such individuals shall be the executive officers of Kenvue as of immediately after the Separation Closing.
(f) Immediately prior to the Separation Closing, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of Kenvue, each in substantially the form filed as an exhibit to the IPO Registration Statement, shall be in effect.
(g) Kenvue shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to J&J, and shall comply with its obligations thereunder.
(h) Kenvue shall participate in the preparation of materials and presentations as any of J&J and the Underwriters shall deem reasonably desirable in connection with the Initial Public Offering.
(i) J&J and Kenvue shall, subject to Section 4.04, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Separation on the Separation Date.
SECTION 4.02. Conditions Precedent to Consummation of the Separation. The obligations of the Parties to consummate the Separation shall be conditioned on the satisfaction, or waiver by J&J, of the following conditions:
(a) The board of directors of J&J shall have authorized and approved the Internal Transactions and Separation and not withdrawn such authorization and approval.
(b) Each Ancillary Agreement (other than any Conveyancing and Assumption Instruments to be executed at or following the Separation Closing, including with respect to the Deferred Markets) shall have been executed by each party to such agreement.
(c) The Commission shall have declared effective the IPO Registration Statement, no stop order suspending the effectiveness of the IPO Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.
(d) The Kenvue Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by J&J, subject to official notice of issuance.
(e) The Internal Transactions that are contemplated by the Step Plan to occur on or prior to the Separation Date shall have been completed.
(f) J&J shall have received (i) a Transaction Ruling from the Internal Revenue Service, which continues to be effective and valid, and (ii) the J&J Tax Opinions.
(g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Separation or the Initial Public Offering shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of the Separation or the Initial Public Offering.
(h) No other events or developments shall have occurred prior to the Separation that, in the judgment of the board of directors of J&J, would result in the Separation or the Initial Public Offering having a material adverse effect on J&J or the shareholders of J&J.
(i) Kenvue shall have entered into the Underwriting Agreement and all conditions to the obligations of Kenvue and the Underwriters thereunder shall have been satisfied or waived by the party that is entitled to the benefit thereof.
(j) The actions set forth in Sections 4.01(d), (e) and (f) shall have been completed.
The foregoing conditions are for the sole benefit of J&J and shall not give rise to or create any duty on the part of J&J or the J&J board of directors to waive or not waive such conditions or in any way limit the right of J&J to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article X. Any determination made by the J&J board of directors prior to the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.
SECTION 4.03. Separation Date; Consideration. Subject to the terms and conditions of this Agreement, the consummation of the Separation shall take place remotely via the electronic exchange of documents and signature pages on the date on which the Initial Public Offering closes or in such other manner or on such other date as J&J and Kenvue may mutually agree upon in writing (the day on which such closing takes place being the “Separation Date”). As partial consideration for the direct or indirect transfer of Kenvue Assets to Kenvue pursuant to this Agreement or any Ancillary Agreement, Kenvue agrees to pay to J&J, promptly following the consummation of the Separation and the Initial Public Offering, by wire transfer of immediately available funds to an account designated by J&J to Kenvue in writing, (x) all of the net proceeds of the Initial Public Offering (including, promptly following the receipt thereof, the net proceeds from the exercise of the Underwriters’ overallotment option if it is so exercised), after deducting only the Underwriters’ discount, and (y) all of the net proceeds of the Kenvue Financing Arrangements (together with any interest accrued thereon following the receipt of such proceeds by the Kenvue Group); provided that the Kenvue Group shall retain an amount in Cash as determined pursuant to Schedule X, after giving effect to the Initial Public Offering, the Kenvue Financing Arrangements and the settlement of Intercompany Accounts as contemplated by the Internal Transactions and Section 2.03(b).
SECTION 4.04. Sole Discretion of J&J. Prior to the Separation Closing, J&J shall, in its sole and absolute discretion, determine all terms of the Separation, including the form, structure and terms of any transactions or offerings to effect the Separation and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, J&J may at any time and from time to time until the Separation Closing decide to abandon, modify or change any or all of the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Separation. For the purposes of this Section 4.04 only, the term “Separation” shall include any transfers contemplated by Section 2.07.
ARTICLE V
The IPO; Distribution or Other Disposition
SECTION 5.01. The Initial Public Offering. Kenvue shall consult with, and cooperate in all respects with and take all actions reasonably requested by, J&J in connection with the Initial Public Offering.
SECTION 5.02. The Distribution or Other Disposition. (a) Subject to applicable Law, J&J shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that J&J determines to proceed with the Distribution or Other Disposition, J&J may, subject to applicable Law, at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.
(b) Kenvue shall cooperate with J&J and any member of the J&J Group to accomplish the Distribution or Other Disposition and shall, at J&J’s reasonable request, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including the registration under the Securities Act of the offering of the Kenvue Common Stock on an appropriate registration form as reasonably designated by J&J, the filing of any necessary documents pursuant to the Exchange Act and the filing of any necessary application or related documents with the Exchange in connection with listing the Kenvue Common Stock that is the subject of such Distribution or Other Disposition. Subject to applicable Law and contractual requirements among the Parties, J&J shall select any investment bank, manager, underwriter or dealer manager in connection with the Distribution or Other Disposition, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution or Other Disposition, as applicable. J&J and Kenvue, as the case may be, will provide to the exchange agent, if any, all share certificates and any information required in order to complete the Distribution or Other Disposition.
(c) Notwithstanding anything to the contrary contained in this Agreement, the Registration Rights Agreement shall control the terms and conditions of any Other Disposition to the extent contemplated therein.

ARTICLE VI
Mutual Releases; Indemnification
SECTION 6.01. Release of Pre-Separation Claims. (a) Except as provided in Section 6.01(d) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Separation Closing, Kenvue does hereby, for itself and each other member of the Kenvue Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Separation Closing have been shareholders, directors, officers, agents or employees of any member of the Kenvue Group (in each case, in their respective capacities as such), remise, release and forever discharge J&J and the other members of the J&J Group, their respective successors and assigns and all Persons who at any time on or prior to the Separation Closing have been shareholders, directors, officers, agents or employees of any member of the J&J Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Kenvue Liabilities whatsoever, whether at Law or in equity (including any right of contribution or recovery and including any remedy under Environmental Laws), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Closing, including in connection with the Separation, the Initial Public Offering and any Distribution or Other Disposition and all other activities to implement any such transactions.
(b) Except as provided in Section 6.01(d) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Separation Closing, J&J does hereby, for itself and each other member of the J&J Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Separation Closing have been shareholders, directors, officers, agents or employees of any member of the J&J Group (in each case, in their respective capacities as such), remise, release and forever discharge Kenvue and the other members of the Kenvue Group, their respective successors and assigns and all Persons who at any time on or prior to the Separation Closing have been shareholders, directors, officers, agents or employees of any member of the Kenvue Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all J&J Liabilities whatsoever, whether at Law or in equity (including any right of contribution or recovery and including any remedy under Environmental Laws), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Closing, including in connection with the Separation, the Initial Public Offering and any Distribution or Other Disposition and all other activities to implement any such transactions.
(c) The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand and acknowledge any federal, state or non-U.S. Law or right, rule or legal principle of the State of Delaware or any other jurisdiction that may be applicable herein which provides that: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY SUCH CREDITOR MUST HAVE MATERIALLY AFFECTED SUCH CREDITOR’S SETTLEMENT WITH A DEBTOR. The Parties are hereby deemed to agree that any such or similar federal, state or non-U.S. Laws or rights, rules or legal principles of the State of Delaware or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 6.01(a) and (b).
(d) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(c) not to terminate as of the Separation Closing, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release:
(i) any Person from any Liability provided in or resulting from any agreement among any members of the J&J Group or the Kenvue Group that is specified in Section 2.03(c) as not to terminate as of the Separation, or any other Liability specified in such Section 2.03(c) as not to terminate as of the Separation;
(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
(iii) any Person from any Liability provided in or resulting from any other agreement or understanding that is entered into after the Separation between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand; or
(iv) any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement.
In addition, nothing contained in this Agreement shall release any Person from any D&O Indemnification Liabilities; provided, that J&J shall indemnify members of the Kenvue Group for any such D&O Indemnification Liabilities in accordance with the provisions set forth in this Article VI.
(e) Kenvue shall not make, and shall not permit any other member of the Kenvue Group to make, any claim or demand, or commence any Action asserting any claim or demand,

including any claim of contribution or any indemnification, against J&J or any other member of the J&J Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). J&J shall not make, and shall not permit any other member of the J&J Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Kenvue or any other member of the Kenvue Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).
(f) It is the intent of each of J&J and Kenvue, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among Kenvue or any other member of the Kenvue Group, on the one hand, and J&J or any other member of the J&J Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date), except as set forth in Section 6.01(d) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
SECTION 6.02. Indemnification by Kenvue. Subject to Section 6.04, Kenvue shall indemnify, defend and hold harmless J&J, each other member of the J&J Group and each of their respective former and current shareholders, directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “J&J Indemnitees”), from and against any and all Liabilities of the J&J Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a) the Kenvue Liabilities, including the failure of Kenvue or any other member of the Kenvue Group or any other Person to pay, perform or otherwise promptly discharge any Kenvue Liability in accordance with its terms;
(b) any breach by Kenvue or any other member of the Kenvue Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and
(c) any breach by Kenvue of any of the representations and warranties made by Kenvue on behalf of itself and the members of the Kenvue Group in Section 11.01(c).
SECTION 6.03. Indemnification by J&J. Subject to Section 6.04, J&J shall indemnify, defend and hold harmless Kenvue, each other member of the Kenvue Group and each of their respective former and current shareholders, directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Kenvue Indemnitees”), from and against any and all Liabilities of the Kenvue Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the J&J Liabilities, including the failure of J&J or any other member of the J&J Group or any other Person to pay, perform or otherwise promptly discharge any J&J Liability in accordance with its terms;
(b) any breach by J&J or any other member of the J&J Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and
(c) any breach by J&J of any of the representations and warranties made by J&J on behalf of itself and the members of the J&J Group in Section 11.01(c).
SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b) No provision in this Agreement or any Ancillary Agreement is intended to relieve any Commercial Insurer of any responsibility to pay any claim, grant any insurer any subrogation rights with respect to any claim or provide any Commercial Insurer with a “wind-fall” (i.e., a benefit they would not be entitled to receive, or the reduction or elimination of an insurance coverage provision obligation that they would otherwise have, in the absence of such provision). Subject to Section 6.12, each member of the J&J Group and Kenvue Group shall use reasonable best efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party may not delay making an indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover any Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 2.10 of the TXMA.
SECTION 6.05. Procedures for Indemnification of Third-Party Claims. If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 calendar days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05 shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05. Any Third-Party Claim shall be managed by J&J and Kenvue in accordance with the provisions of Section 6.12, as if such Third-Party Claim were an Action.
SECTION 6.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of 30 calendar days after the receipt of such notice within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.
(b) In the event of payment by or on behalf of an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of the Indemnifying Party, in prosecuting any subrogated right, defense or claim.
SECTION 6.07. Right to Contribution. (a) If any right of indemnification contained in Section 6.02 or Section 6.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.
(b) Solely for purposes of determining relative fault pursuant to this Section 6.07: (i) any fault associated with the business conducted with Kenvue Assets or the Kenvue Liabilities or with the ownership, operation or activities of the Kenvue Business prior to the Separation Closing shall be deemed to be the fault of Kenvue and the other members of the Kenvue Group, and no such fault shall be deemed to be the fault of J&J or any other member of the J&J Group; and (ii) any fault associated with the business conducted with J&J Assets or the J&J Liabilities or with the ownership, operation or activities of the J&J Business prior to the Separation Closing shall be deemed to be the fault of J&J and the other members of the J&J Group, and no such fault shall be deemed to be the fault of Kenvue or any other member of the Kenvue Group.
SECTION 6.08. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
SECTION 6.09. Survival of Indemnities. The rights and obligations of each of J&J and Kenvue and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.
SECTION 6.10. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of J&J, Kenvue or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other J&J Indemnitee or Kenvue Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the J&J Group or the Kenvue Group for any indirect, special, punitive or consequential damages.
SECTION 6.11. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming on behalf of it or its Group shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any Governmental Authority, alleging that: (a) the assumption or retention of any Kenvue Liabilities by Kenvue or any other member of the Kenvue Group on the terms and conditions set forth in this Agreement or any Ancillary Agreement is void or unenforceable for any reason; (b) the assumption or retention of any J&J Liabilities by J&J or any other member of the J&J Group on the terms and conditions set forth in this

Agreement or any Ancillary Agreement is void or unenforceable for any reason; or (c) the provisions of this Article VI are void or unenforceable for any reason.
SECTION 6.12. Management of Actions. This Section 6.12 shall govern the management and direction of pending and future Actions in which members of the J&J Group or the Kenvue Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II.
(a) From and after the Separation Closing, the Kenvue Group shall direct the defense or prosecution of, and otherwise manage, any (i) Actions set forth on Schedule XI and (ii) Actions (other than Actions set forth on Schedule XII or Schedule XIII) that solely relate to (A) the Kenvue Business, Kenvue Liabilities or Kenvue Assets or (B) activities of the Kenvue Group following the Separation (such Actions in clauses (i) and (ii), “Kenvue Actions”). If a member of the J&J Group is named as a party or otherwise made subject to any Kenvue Action, (x) Kenvue and J&J shall use their reasonable best efforts to have Kenvue substituted for such member of the J&J Group (or to otherwise cause such member of the J&J Group to be removed as a party to such Kenvue Action) and (y) such member of the J&J Group shall not admit any liability with respect to, or settle, compromise or discharge, such Kenvue Action without the prior written consent of Kenvue (such consent not to be unreasonably withheld, conditioned or delayed).
(b) From and after the Separation Closing, the J&J Group shall direct the defense or prosecution of, and otherwise manage, any (i) Actions set forth on Schedule XII and (ii) Actions (other than Actions set forth on Schedule XI or Schedule XIII) that solely relate to (A) the J&J Business, J&J Liabilities or J&J Assets or (B) activities of the J&J Group following the Separation (such Actions in clauses (i) and (ii), “J&J Actions”). If a member of the Kenvue Group is named as a party or otherwise made subject to any J&J Action, (x) J&J and Kenvue shall use their reasonable best efforts to have J&J substituted for such member of the Kenvue Group (or to otherwise cause such member of the Kenvue Group to be removed as a party to such Kenvue Action) and (y) such member of the Kenvue Group shall not admit any liability with respect to, or settle, compromise or discharge, such J&J Action without the prior written consent of J&J (such consent not to be unreasonably withheld, conditioned or delayed).
(c) From and after the Separation Closing, the Parties shall separately but cooperatively manage (whether as co-defendants or co-plaintiffs) any (i) Actions set forth in Schedule XIII and (ii) Actions (other than Actions set forth on Schedule XI or Schedule XII) that relate to both the J&J Business, J&J Assets or J&J Liabilities, on the one hand, and the Kenvue Business, Kenvue Assets or Kenvue Liabilities, on the other hand (such Actions in clauses (i) and (ii), the “Mixed Actions”). The Parties shall reasonably cooperate and consult with each other, and to the extent legally permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed

Action; provided that the Parties shall bear their own discovery costs and shall share equally any joint litigation costs. In any Mixed Action, each of J&J and Kenvue may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the J&J Business or the Kenvue Business, respectively; provided that each Party shall in good faith use its reasonable best efforts to avoid adverse effects on the other Party. If a member of each of the J&J Group and the Kenvue Group are not both named as parties to any Mixed Action, at the request of either Party, J&J and Kenvue shall use their reasonable best efforts to have the Party that is not so named added as a party to such Mixed Action.
(d) No Party managing an Action pursuant to Section 6.12(a) or Section 6.12(b) shall consent to entry of any judgment or enter into any settlement of or compromise any such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) if such entry of judgment, settlement or compromise (i) contains any finding or admission of any violation of Law or any violation of the rights of any Person by such other Party, (ii) would result in any non-monetary remedy or relief being imposed upon any member of such other Party’s Group (other than customary non-disclosure obligations) or (iii) to the extent such other Party (or a member of such other Party’s Group) is named as a party to such Action, does not include a full and unconditional release of such other Party (or such member of such other Party’s Group).
(e) Notwithstanding anything to the contrary herein, in the event any such pending or future Action requires, results in or relates to any Real Property Remedial Action, such Real Property Remedial Action shall be managed in accordance with the provisions of Section 6.13(c) through Section 6.13(f).
SECTION 6.13. Additional Environmental Terms and Procedures.
(a) Allocation of Specified Environmental Liabilities. Notwithstanding any provision to the contrary herein, Schedule XV sets forth a list of Specified Environmental Liabilities and, for each such Specified Environmental Liability, the proportionate share of the total Liability that is allocated to each Party.
(b) Allocation of Non-Specified Environmental Liabilities. In the event any Environmental Liability (other than any Specified Environmental Liabilities) is alleged by any Person (including either Party) to be attributable in part, on the one hand, to the J&J Business or any member of the J&J Group and in part, on the other hand, to the Kenvue Business or any member of the Kenvue Group (a “Non-Specified Environmental Liability”), the Parties shall attempt in good faith to determine and agree upon a final or interim allocation based on the Parties’ respective obligations in accordance with the allocation of Liabilities set forth in Article II; provided that, in determining any such allocation, the Parties shall consider, as relevant, the Parties’ respective degree of control over the production or other operations resulting in such Environmental Liability, the ability to distinguish the Parties’ respective contribution to such Environmental Liability, the Parties’ respective amount of contribution and the relative toxicity of any waste or other contaminants resulting in the Environmental Liability or requiring Remedial Action, the degree of care exercised by each Party with respect to the activities resulting in the Environmental Liability, the degree of each Party’s cooperation with

Governmental Authorities to prevent harm to the public health or environment in connection with such Environmental Liability and any other equitable factors upon which the Parties shall reasonably agree; provided, further that, in the case of any Environmental Liability associated with any real property that, prior to the Separation Date, was owned by one Party but operated by the other Party, and such operations were solely associated with the operating Party’s business, the Parties shall not consider mere passive ownership by the Party owning the relevant real property as a basis for allocating Liability to the Party owning the real property. If the Parties are unable to agree to such an allocation within 90 days of the delivery of an indemnification notice in accordance with Section 6.05, either Party may deliver a dispute resolution notice in accordance with the terms of Section 11.02.
(c) Managing Remedial Party Selection. With respect to any Real Property Remedial Action, the Managing Remedial Party (i) for any Specified Environmental Liability shall be set forth on Schedule XV and (ii) for any Non-Specified Environmental Liability shall be the Party that owns or leases such real property and, in each of clauses (i) and (ii) of this Section 6.13(c), the Non-Managing Remedial Party shall be the other Party, except that no Party shall be deemed the Non-Managing Remedial Party with respect to, and the provisions of Section 6.13(d)(ii) through Section 6.13(d)(iv), Section 6.13(e) and Section 6.13(f) shall not apply to, any such Specified Environmental Liability or Non-Specified Environmental Liability as to which the Managing Remedial Party is allocated 100% of the cost of such Remedial Action under the terms of Section 6.13(a) and the other Party does not own, lease or operate the relevant real property at the time of the Remedial Action.
(d) Managing Remedial Party Authority and Obligations. Notwithstanding any provision of this Agreement to the contrary, with respect to any Real Property Remedial Action, (i) the Managing Remedial Party identified pursuant to Section 6.13(c) shall manage and control such Remedial Action, including having the right to direct and control discussions with Governmental Authorities and other relevant third parties and to retain qualified environmental consultants, (ii) the Managing Remedial Party shall diligently perform such Remedial Action in accordance with Environmental Law and provide the Non-Managing Remedial Party with a reasonable opportunity to consult, review and comment on draft versions of any work plans and any investigation, remedial and closure reports, in each case that are associated with such Remedial Action and submitted to any Governmental Authority prior to such submission (provided that, the Non-Managing Remedial Party shall provide any such comments within ten (10) Business Days or any shorter period reasonably requested by the Managing Remedial Party to meet any applicable deadline); (iii) the Non-Managing Remedial Party shall have the right (x) to reasonably approve environmental consultants prior to retention by the Managing Remedial Party and (y) at its own expense, to reasonably participate in activities relating to the Remedial Action, including attending meetings with relevant consultants and Governmental Authorities and reasonably observing such Remedial Action (provided that, in observing such Remedial Action, the Non-Managing Remedial Party and its representatives and agents shall comply with any reasonable safety, confidentiality and other site access conditions for which it is informed, and shall maintain insurance in reasonable form and amount requested, in writing by the Managing Remedial Party), and (iv) the Parties shall otherwise reasonably cooperate in the performance of such Remedial Action.

(e) Additional Non-Managing Remedial Party Rights. Without limiting the rights of the Non-Managing Remedial Party under Section 6.13(d), in the event the Non-Managing Remedial Party is allocated, pursuant to Section 6.13(a), a percentage share of the cost of any Real Property Remedial Action greater than or equal to fifty percent (50%), with respect to such Real Property Remedial Action (i) the Managing Remedial Party shall (x) provide the Non-Managing Remedial Party with advance written notice of any meetings (whether in person, by telephone or virtual) no less than five (5) Business Days prior to such meeting to the extent reasonably practicable (y) if the Non-Managing Remedial Party attends such meeting, reasonably cooperate with the Non-Managing Remedial Party in directing and controlling such meeting on behalf of the Parties and (z) provide the Non-Managing Remedial Party with no less than fifteen (15) Business Days (or a shorter period to which the Parties reasonably agree to meet any applicable deadlines) to comment on a draft version of any work plan, investigation, remedial and closure report, in each case that are submitted to any Governmental Authority prior to submission, and reasonably incorporate any comments provided by such Non-Managing Remedial Party and (ii) the Non-Managing Remedial Party shall have the right to reasonably approve (which approval shall not be unreasonably withheld, conditioned or delayed) any work plan or closure report submitted or proposed to any Governmental Authority and any interim or final remedial measures to which the Managing Remedial Party agrees with any Governmental Authority to undertake.
(f) Insurance and Institutional Controls. With respect to any Real Property Remedial Actions associated with any Specified Environmental Liability or Non-Specified Environmental Liability, (i) the Managing Remedial Party shall require its environmental consultants to procure and maintain insurance consistent with industry practices and (ii) subject to the Parties’ respective rights and obligations under Section 6.13(d) and Section 6.13(e), the Parties shall cooperate to record any engineering or institutional controls and adopt such other covenants that may be necessary for the completion of such Remedial Action in accordance with Environmental Laws and the terms of this Agreement.
(g) Additional Environmental Indemnity Limitations. Notwithstanding any provision of this Agreement to the contrary, with respect to any Environmental Liabilities that are subject to indemnification or reimbursement pursuant to the Agreement (including in cases where no claim for indemnification has been made but the costs associated with such Environmental Liability are being shared by the Parties pursuant to an allocation determined in accordance with Section 6.13(a)), no Party shall be entitled to indemnification or reimbursement for, and no Party shall be obligated to provide indemnification or reimbursement with respect to, such Environmental Liabilities to the extent (i) the resolution or settlement of such Liabilities, or the completion or performance of any Remedial Action associated with such Liabilities, exceed the minimum applicable requirements, or are otherwise not required, to comply with applicable Environmental Law (including, in the case of any Remedial Action, the minimum applicable cleanup standards and the use of commercially reasonable risk-based remedies, engineering or institutional controls and land use restrictions, taking into account the continued operation of the property for industrial purposes, as used on the Separation Date); (ii) such Liabilities arise from or relate to any (y) change in use classification of any real property after the Separation Date from industrial to commercial or residential or from commercial to residential as a result of any change by the Party seeking indemnification or reimbursement in the use or operation of such real property or (z) contribution to or exacerbation of such Liabilities by any act or omission by any Indemnitee, or any future owner or operator of the relevant property, after the Separation Date (provided that, with respect to any Release of Hazardous Materials or violation of Environmental Law during the one hundred eighty (180) day period following the Separation Date, the status quo operation by any Indemnitee, in the ordinary course and as conducted on the Separation Date, without any Indemnitee receiving notice or being aware of such Release or violation of Environmental Law (or receiving notice or being aware of circumstances under which Indemnitee would reasonably be expected to have identified such Release or violation) shall not constitute contribution or exacerbation to the extent such Release or violation was first caused on or prior to the Separation Date) or (iii) such Environmental Liability is solely comprised of the cost of maintaining engineering or institutional controls or land use restrictions after and so long as the Governmental Authority with jurisdiction over the matter has determined in writing that no further Remedial Action is required at the relevant real property (including, for the avoidance of doubt, any groundwater monitoring).
ARTICLE VII
Access to Information; Confidentiality
SECTION 7.01. Agreement for Exchange of Information; Archives; Memorabilia. (a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(c), each of J&J and Kenvue, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Separation Closing, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) relating to time periods on or prior to the Separation Date in the possession or under the control of such respective Group, which J&J or Kenvue, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing, notification or other requirements applicable to J&J or Kenvue, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or by any Governmental Authority having jurisdiction over J&J or Kenvue, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other Action, internal investigation or internal audit or in order to satisfy audit, accounting, regulatory, litigation, regulatory request for information or other similar requirements or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any other contract or agreement in effect as of the Separation Closing. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.
(b) In addition, subject to Section 7.01(c), each of J&J and Kenvue shall have the right at any time after the Separation Closing to request and access, pursuant to the request protocol set forth in Section 5.01(a) of the DTSA, any Specified Information to the extent related to (i) if Kenvue is the requesting Party, any member of the Kenvue Group, the Kenvue Business or any Kenvue Asset or Kenvue Liability or (ii) if J&J is the requesting Party, any member of the J&J Group, the J&J Business or any J&J Asset or J&J Liability.
(c) In the event that either J&J or Kenvue reasonably determines that the disclosure of any Information pursuant to Section 7.01(a) or Section 7.01(b) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that, if any access or Information is withheld by a Party pursuant to this Section 7.01(c), such Party shall inform the other Party as to the general nature of what is being withheld and the basis for withholding such access or Information, and both Parties shall use reasonable best efforts to permit compliance with Section 7.01(a) or Section 7.01(b), as applicable, in a manner that avoids any such harm or consequence. Both J&J and Kenvue intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.
(d) Subject to the terms of the Memorabilia licenses set forth in the IPA, at any time after the Separation Closing, each of J&J and Kenvue, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, after written request therefor by such other Party, reasonable access to any Memorabilia owned by such Party’s Group that relates to the history or historical activities of the other Party’s Group for such other Party to prepare and obtain (at its sole cost and expense) copies or reproductions thereof.
(e) Notwithstanding anything to the contrary herein, (i) neither J&J nor Kenvue shall be required to provide any Information to the other Party pursuant to a request made under this Section 7.01 to the extent such Information has already been provided to such other Party pursuant to the DTSA and (ii) with respect to requests for or requirements to share TXMA Records contained in the Information, any additional request or sharing protocols set forth in the TXMA shall prevail in the event of any conflict between this Agreement and the TXMA.
SECTION 7.02. Ownership of Information. The provision of Information to a requesting Party hereunder shall not be deemed, in and of itself, to transfer ownership of such Information. Except as specifically set forth herein or in the Ancillary Agreements, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.
SECTION 7.03. Compensation for Providing Information. The Party receiving access to any Information pursuant to this Article VII shall reimburse the providing Party for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII, notwithstanding any alternative cost allocation that may have been applicable under the DTSA to the transfer of such Information had such Information been transferred pursuant to the DTSA.
SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements substantially in accordance with the provisions of the DTSA, as applicable; provided, that any TXMA Records in the Information shall be retained in compliance with any additional retention protocols set forth in the TXMA and, in case of conflict, the TXMA shall prevail. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a Party’s possession or control on or after the Separation Date relating to the other Party or members of its Group.
SECTION 7.05. Disclosure and Financial Reporting. The Parties agree that, for so long as J&J is required to consolidate the results of operations and financial position of Kenvue and any other members of the Kenvue Group or to account for its investment in Kenvue or any other member of the Kenvue Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with Commission reporting requirements) or to complete a financial statement audit for any such period:
(a) Disclosure and Financial Controls. Kenvue will, and will cause each other member of the Kenvue Group to, maintain, as of and after the Separation Date, (i) disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 and (ii) internal systems and procedures that provide reasonable assurance that (A) Kenvue’s Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the Kenvue Group are recorded as necessary to permit the preparation of Kenvue’s Financial Statements, (C) the receipts and expenditures of members of the Kenvue Group are authorized at the appropriate level within Kenvue and (D) unauthorized use or disposition of the assets of any member of the Kenvue Group that could have a material effect on Kenvue’s Financial Statements is prevented or detected and communicated in a timely manner.
(b) Fiscal Year and Monthly Accounting Periods. Kenvue will, and will cause each member of the Kenvue Group to, maintain a fiscal year for purposes of GAAP reporting that commences and ends on the same calendar days as J&J’s fiscal year commences and ends and maintain monthly accounting periods for purposes of GAAP reporting that commence and end on the same calendar days as J&J’s monthly accounting periods commence and end.
(c) Financial Reporting. Kenvue will, and will cause each member of the Kenvue Group to, deliver to J&J monthly, quarterly and annual financial reports in accordance with J&J’s policies, procedures, practices and timelines (including J&J Worldwide Procedures) with respect to the provision of financial information to J&J in effect as of the Separation Date, as such policies, procedures, practices and timelines may be reasonably modified by J&J from time to time, including by providing such financial reports through, and in a format compatible with, J&J’s BRAVO financial reporting system.
(d) Quarterly and Annual Financial Statements. As soon as practicable after the end of each quarterly and annual accounting period of Kenvue, Kenvue will deliver to J&J drafts of (i) the consolidated financial statements of Kenvue (and notes thereto) for such period, including applicable comparisons to prior periods, all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (ii) a discussion and analysis by management of the Kenvue Group’s financial condition and results of operations for such period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K (the information set forth in clauses (i) and (ii), the “Financial Statements”). From and after the delivery of such draft Financial Statements, Kenvue shall deliver to J&J all revisions to such drafts as and when such revisions are made. No later than one (1) Business Day prior to the date Kenvue publicly files any Financial Statements with the Commission or otherwise makes such Financial Statements publicly available, Kenvue will deliver to J&J the final form of such Financial Statements; provided, however, that Kenvue may continue to revise such Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes so long as such corrections and changes are delivered to J&J by Kenvue as soon as practicable, and in any event within eight (8) hours of the making thereof; provided, further, that J&J’s and Kenvue’s financial representatives will actively consult with each other regarding any changes that Kenvue considers making to the Financial Statements and related disclosures during the period after delivery of the final form of Financial Statements pursuant to this sentence. Notwithstanding anything to the contrary in this Section 7.05(d), J&J and Kenvue will use reasonable best efforts to ensure that its Financial Statements for any fiscal period are filed in accordance with the scheduling requirements set forth on Schedule XVI, unless otherwise required by applicable Law.
(e) Kenvue Reports Generally. Kenvue shall, and shall cause each other member of the Kenvue Group that files information with the Commission to, deliver to J&J drafts, as soon as the same are prepared, of (i) all releases, reports, notices and proxy and information statements to be sent or made available by any such member of the Kenvue Group to its security holders or the public, (ii) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (iii) all registration statements and prospectuses to be filed by any such member of the Kenvue Group with the Commission or any securities exchange (the documents identified in clauses (i), (ii) and (iii), the “Kenvue Public Documents”). From and after the delivery of such draft Kenvue Public Documents, Kenvue shall, and shall cause each such other member of the Kenvue Group to, deliver to J&J all material revisions to such drafts as and when such revisions are made. No later than five (5) Business Days (or, with respect to reports on Form 8-K, no later than one (1) Business Day) prior to the earliest of the dates the same are printed, sent or filed, Kenvue shall, and shall cause each such other member of the Kenvue Group to, deliver to J&J substantially final drafts of Kenvue Public Documents; provided, however, that Kenvue may continue to revise such Kenvue Public Documents prior to the filing thereof so long as any such revisions are delivered to J&J by Kenvue as soon as practicable, and in any event within eight (8) hours of the making thereof; provided, further, that J&J’s and Kenvue’s financial representatives will actively consult with each other regarding any changes that Kenvue considers making to the Kenvue Public Documents and related disclosures during the period prior to any anticipated filing with the Commission.
(f) Budgets and Financial Projections. Kenvue will deliver to J&J periodic budgets and financial projections relating to Kenvue on a consolidated basis in accordance with J&J’s policies, procedures, practices and timelines (including J&J Worldwide Procedures) with respect to the preparation of budgets and financial projections in effect as of the Separation Date, as such policies, procedures, practices and timelines may be reasonably modified by J&J from time to time. Kenvue will provide J&J an opportunity to meet with management of Kenvue to discuss such budgets and projections.
(g) Additional Information. Kenvue shall promptly deliver to J&J any financial and other information and data with respect to the Kenvue Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by J&J in connection with the preparation of J&J’s annual and quarterly financial statements and reports.
(h) Earnings Releases and Financial Guidance. Kenvue and J&J will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Kenvue Group and to comment thereon. J&J and Kenvue will use their reasonable best efforts to issue their respective annual and quarterly earnings releases, and to hold any related conference calls, in accordance with the scheduling requirements set forth on Schedule XVI. No later than three (3) Business Days prior to the date that Kenvue intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Kenvue will deliver to J&J copies of drafts of all related press releases, investor presentations and other statements to be made available to Kenvue’s employees or to the public; provided, that Kenvue shall also deliver substantially final drafts of any such materials at least one (1) Business Day prior to the issuance thereof, and shall consult with J&J regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts.
(i) Cooperation on J&J Filings. Kenvue will cooperate fully with J&J to the extent reasonably requested by J&J in the preparation of (A) all releases, reports, notices and proxy and information statements to be sent or made available by any member of the J&J Group to its security holders or the public, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (C) all registration statements and prospectuses to be filed by any member of the J&J Group with the Commission or any securities exchange (the documents identified in clauses (A), (B) and (C), the “J&J Public Documents”). Kenvue agrees to provide to J&J all information that J&J reasonably requests in connection with any J&J Public Documents or that, in the judgment of J&J’s counsel, is required to be disclosed or incorporated by reference therein under applicable Law. Kenvue will provide such information in a timely manner on the dates reasonably requested by J&J (which may be earlier than the dates on which Kenvue otherwise would be required to have such information available) to enable J&J to prepare, print and release all J&J Public Documents on such dates as J&J may determine. Kenvue will use its reasonable best efforts to cause the Kenvue Auditors to consent to any reference to them as experts in any J&J Public Documents required under applicable Law. If and to the extent requested by J&J, Kenvue will diligently and promptly review all drafts of such J&J Public Documents and prepare in a diligent and timely fashion any portion of such J&J Public Documents pertaining to Kenvue. Prior to any printing or public release of any J&J Public Document, an appropriate executive officer of Kenvue will, if requested by J&J, certify that the information relating to any member of the Kenvue Group or the Kenvue Business in such J&J Public Document is accurate, true, complete and correct in all material respects. Unless otherwise required by applicable Law, Kenvue will not publicly release any financial or other information that conflicts with the information with respect to any member of the Kenvue Group or the Kenvue Business that is included in any J&J Public Document without J&J’s prior written consent. Prior to the release or filing thereof, J&J will provide Kenvue with a draft of any portion of a J&J Public Document containing information relating to the Kenvue Group and will give Kenvue an opportunity to review such information and comment thereon; provided that J&J will determine in its sole and absolute discretion the final form and content of all J&J Public Documents.
(j) Selection of Kenvue Auditors. Unless required by Law, Kenvue will not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) (unless so directed by J&J in accordance with a change by J&J in its accounting firm) to serve as its independent certified public accountants (“Kenvue Auditors”) without J&J’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(k) Information Needed by Auditors. Kenvue shall provide all required financial information with respect to the Kenvue Group to the Kenvue Auditors in a sufficient and reasonable time and in sufficient detail to permit the Kenvue Auditors to take all steps and provide all reviews necessary to provide sufficient assistance to the J&J Auditors with respect to information to be included or contained in J&J’s annual and quarterly financial statements.
(l) Access to Kenvue Auditors. Kenvue will authorize the Kenvue Auditors to make available to the J&J Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Kenvue and work papers related to the annual audit and quarterly reviews of Kenvue, in all cases within a reasonable time prior to the Kenvue Auditors’ opinion date, so that the J&J Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Kenvue Auditors as it relates to the J&J Auditors’ report on J&J’s financial statements, all within sufficient time to enable J&J to meet its timetable for the printing, filing and public dissemination of J&J’s annual financial statements.
(m) Access to Records. If J&J determines in good faith that there may be some inaccuracy in the financial statements of a member of the Kenvue Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the Kenvue Group that could materially impact J&J’s financial statements, at J&J’s request, Kenvue will provide the J&J Auditors and J&J’s other representatives with access to the Kenvue Group’s books and records so that J&J may conduct reasonable audits relating to the financial statements provided by Kenvue under this Agreement as well as to the internal accounting controls and operations of the Kenvue Group.
(n) Notice of Changes. Kenvue will give J&J as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Kenvue’s accounting estimates or accounting principles from those in effect on the Separation Date. Kenvue will consult with J&J and, if requested by J&J, Kenvue will consult with the J&J Auditors with respect thereto. Unless otherwise required by applicable Law, Kenvue will not make any such determination or changes without J&J’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Kenvue’s or J&J’s financial statements as filed with the Commission or otherwise publicly disclosed therein.
(o) Special Reports of Deficiencies or Violations. Kenvue will report in reasonable detail to J&J the following events or circumstances promptly after any executive officer of Kenvue or any member of the board of directors of Kenvue becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Kenvue’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kenvue’s internal controls over financial reporting, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, (iv) any report of a material violation of Law that an attorney representing any member of the Kenvue Group has formally made to any officers or directors of Kenvue pursuant to the SEC’s attorney conduct rules and (v) the occurrence of any event following a reporting period that would reasonably be expected to be required by GAAP to be disclosed as a subsequent event in the consolidated financial statements of J&J or Kenvue.
(p) Certifications. In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of J&J to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Kenvue shall, within a reasonable period of time following a request from J&J in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide J&J with certifications of such officers, in a form reasonably acceptable to J&J, in support of the certifications of J&J’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K of J&J for which J&J is required by Law to consolidate the financial results or financial position of Kenvue and any other members of the Kenvue Group in its financial statements (either on a consolidation or equity accounting basis, determined in accordance with GAAP and consistent with Commission reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the Kenvue Group were consolidated with those of J&J.
(q) Designees. Except as expressly set forth in this Section 7.05, all reports, drafts, statements, data, certifications or other information required to be delivered to a Party pursuant to this Section 7.05 shall be required to be delivered to the designees of such Party set forth on Schedule XVI. Each Party may, by notice to the other Party, change the designees to which such information is required to be delivered.
SECTION 7.06. No Liability. Neither J&J nor Kenvue shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither J&J nor Kenvue shall have any Liability to the other Party hereunder if any Information is destroyed after reasonable best efforts by Kenvue or J&J, as applicable, to comply with the provisions of Section 7.04.
SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) Without limiting any of the rights or obligations or the Parties pursuant to Section 7.01 or Section 7.04, after the Separation Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of J&J and Kenvue shall use their reasonable best efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, threatened or contemplated Action or internal investigation or internal audit (including preparation for any such Action, investigation or audit) in which J&J or Kenvue or any Person in its Group, as applicable, may from time to time be involved, regardless of whether such Action, threatened or contemplated Action or internal investigation or internal audit is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.
(b) Without limiting the foregoing, J&J and Kenvue shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions, threatened or contemplated Actions or internal investigations or internal audits (including in connection with preparation for any such Action, investigation or audit), other than an Adversarial Action or threatened or contemplated Adversarial Action.
(c) The obligation of J&J and Kenvue to use reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (other than in the case of any Adversarial Action or threatened or contemplated Adversarial Action).
SECTION 7.08. Privileged Matters. (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Closing (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the J&J Group and the Kenvue Group, and that each of the members of the J&J Group and the Kenvue Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Separation Closing, which services will be rendered solely for the benefit of the J&J Group or the Kenvue Group, as the case may be.

(b) The Parties agree as follows:
(i) J&J shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the J&J Business and not to the Kenvue Business, whether or not the privileged Information is in the possession or under the control of any member of the J&J Group or any member of the Kenvue Group. J&J shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any J&J Assets or J&J Liabilities and not any Kenvue Assets or Kenvue Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the J&J Group or any member of the Kenvue Group; and
(ii) Kenvue shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Kenvue Business and not to the J&J Business, whether or not the privileged Information is in the possession or under the control of any member of the Kenvue Group or any member of the J&J Group. Kenvue shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Kenvue Assets or Kenvue Liabilities and not any J&J Assets or J&J Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Kenvue Group or any member of the J&J Group.
(c) Subject to the remaining provisions of this Section 7.08, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 7.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of J&J or Kenvue, in connection with any Action or threatened or contemplated Action contemplated by this Article VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, J&J and Kenvue will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.
(d) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.
(e) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.
(f) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.
SECTION 7.09. Confidential Information. (a) Each of J&J and Kenvue, on behalf of itself and each Person in its respective Group, agrees to hold, and cause its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, not release or disclose, and protect, with at least the same degree of care, but no less than a reasonable degree of care, that J&J applies to its own confidential and proprietary information pursuant to policies in effect immediately prior to the Separation Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Separation Closing) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the J&J Group or the Kenvue Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any member of the J&J Group or the Kenvue Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel or other advisors or representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any member of the J&J Group or the Kenvue Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the J&J Group or the Kenvue Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information pursuant to this clause (iv) gives the applicable Person prompt, and to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of J&J and Kenvue may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to the members of its Group and its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) prior to the Separation Date, to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.
(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of J&J and Kenvue will, reasonably promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup or storage procedures.
ARTICLE VIII
Insurance
SECTION 8.01. Access to Insurance. (a) With respect to Liabilities that constitute Kenvue Liabilities or are otherwise incurred by a member of the Kenvue Group, in each case to the extent related to or arising from an occurrence prior to the Separation Date, any rights to insurance coverage to the extent applicable to those Liabilities under Commercial Insurance Policies issued to any member of the J&J Group are hereby assigned by J&J (on behalf of itself and the applicable members of its Group) to the applicable members of the Kenvue

Group on that same date. J&J shall (or shall cause the applicable member of its Group to) provide the applicable member of the Kenvue Group with, from the Separation Date, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:
(i) if and to the extent Kenvue or other members of the Kenvue Group are the only entities making a claim for coverage under such Commercial Insurance Policy in respect of a particular claim for coverage, (A) if permitted under such Commercial Insurance Policy, the applicable members of the Kenvue Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy, and J&J shall reasonably cooperate with Kenvue in connection therewith; provided, that Kenvue shall provide reasonable notice to J&J or the relevant member of the J&J Group, as applicable, prior to submitting any such claim; and (B) if such Commercial Insurance Policy does not permit the applicable members of the Kenvue Group to directly submit claims under such Commercial Insurance Policy, Kenvue shall, or shall cause the applicable member of the Kenvue Group to, report any potential claims under such Commercial Insurance Policy as soon as reasonably practicable to J&J and J&J shall, or shall cause the relevant member of the J&J Group to, reasonably promptly submit such claims directly to the applicable insurer on behalf of Kenvue and reasonably cooperate with Kenvue in connection with the submission of such claim; provided that with respect to any such claims, Kenvue (or the applicable member of the Kenvue Group) shall (x) be responsible for (1) the preparation of any documents or forms that are required for the submission of such claims and (2) the administration and management of such claims after submission, and (y) provide J&J or the relevant member of the J&J Group, as applicable, with such documents, forms or other information necessary for the submission of such claims by J&J or the relevant member of the J&J Group, as applicable, on behalf of Kenvue (or the applicable member of the Kenvue Group);
(ii) if and to the extent Kenvue or other members of the Kenvue Group are the only entities recovering under such Commercial Insurance Policy in respect of a particular claim for coverage, Kenvue (or the applicable members of the Kenvue Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse J&J (and the relevant members of the J&J Group) for any deductibles, captive reinsurance or self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by J&J (or any other members of the J&J Group) to the extent resulting from any access to, or any claims made by or on behalf of Kenvue (or any other members of the Kenvue Group) under, any such Commercial Insurance Policy provided pursuant to this Section 8.01(a), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by or on behalf of Kenvue, another member of the Kenvue Group, its or their employees or third parties;
(iii) if J&J and Kenvue (or other members of their respective Groups) jointly make a claim for coverage under such Commercial Insurance Policy for amounts that have been or may in the future be incurred partially by J&J (or other members of the J&J Group) and partially by Kenvue (or other members of the Kenvue Group), then J&J and Kenvue will cooperate with each other in pursuit of such coverage and waive any conflict of interest to the extent necessary to pursue any such claim (provided that nothing in this Section 8.01(a)(iii) shall be construed to limit or otherwise alter in any way the obligations of the Parties, whether arising under any contract or agreement, by operation of Law or otherwise), and any insurance recovery therefrom shall first be allocated to reimburse J&J and Kenvue (and the other members of their respective Groups, as applicable) for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, and then the remaining amounts shall be allocated among the Parties in an equitable manner;
(iv) Kenvue (or the applicable members of the Kenvue Group) shall bear (and none of J&J or any member of the J&J Group shall have any obligation to repay or reimburse any members of the Kenvue Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Kenvue or any members of the Kenvue Group under such Commercial Insurance Policy (unless otherwise constituting a J&J Liability); and
(v) no member of the Kenvue Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 8.01(a), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the J&J Group, on the one hand, and the applicable Commercial Insurer, on the other hand; (x) result in the applicable Commercial Insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the J&J Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the J&J Group under such policy; or (z) otherwise compromise or impair the ability of J&J to enforce its rights with respect to any indemnification under or arising out of this Agreement or any other Ancillary Agreement, and J&J shall have the right to cause Kenvue to desist, or cause any other member of the Kenvue Group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 8.01(a)(v) shall not preclude or otherwise restrict any member of the Kenvue Group from reporting claims to insurers in the ordinary course of business.
(b) With respect to any Commercial Insurance Policies which the Kenvue Group has access to, and the right to make claims under, pursuant to Section 8.01(a), claims shall be paid and the applicable limits under such Commercial Insurance Policies shall be reduced, in each case, in accordance with the terms of such Commercial Insurance Policies and without any priority or preference shown or given to either J&J or Kenvue (or any other members of their respective Groups), absent any written agreement between the Parties otherwise; provided, however, that none of J&J or Kenvue (or any other member of their respective Groups) shall accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits of such Commercial Insurance Policies.
(c) Except as provided in Section 8.04, J&J (or the applicable member of the J&J Group) shall retain the exclusive right to control the insurance policies and programs (including the Commercial Insurance Policies) of the J&J Group, including to terminate, exhaust, settle, release, commute, buy-back, amend, modify, waive any rights under or otherwise resolve disputes with respect to any such insurance policies and programs, irrespective of whether any such insurance policies or programs apply to Kenvue Liabilities and/or claims that Kenvue has made or could make in the future.
(d) Notwithstanding anything to the contrary in this Agreement, from and after the Separation Closing, neither Kenvue nor any member of the Kenvue Group shall have access to, nor the right to make claims under, any insurance policies or programs of the J&J Group that are not Commercial Insurance Policies (“Non-Commercial Insurance Policies”). Effective as of the Separation Closing, Kenvue does hereby, for itself and each other member of the Kenvue Group, release any rights such Persons may have to recover under any Non-Commercial Insurance Policy. From and after the Separation Closing, to the extent any insurer makes a payment in respect of a Non-Commercial Insurance Policy to or on behalf of a member of the Kenvue Group, Kenvue shall promptly pay an equivalent amount to J&J.
SECTION 8.02. Coverage After the Separation. It is the responsibility of the Kenvue Group to obtain continuing insurance coverage for the Assets of the Kenvue Group and for the Liabilities of the Kenvue Group accruing after the Separation Closing. J&J shall provide, and shall cause the other members of the J&J Group to provide, such cooperation as is reasonably requested by Kenvue in order for Kenvue to have in effect after the Separation Closing such new insurance policies and programs as Kenvue deems reasonably appropriate.
SECTION 8.03. No Assignment of Entire Insurance Policies. This Agreement shall not be considered an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of any member of the J&J Group under or with respect to any Commercial Insurance Policy or any other contract or policy of insurance.
SECTION 8.04. Director and Officer Liability Insurance. (a) Until the Separation Closing, J&J shall maintain directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Insurance Policies”) for officers and directors of the Kenvue Group to the extent commercially available and at premiums not materially different than the coverage in effect as of the date hereof, and shall not take any action that would adversely and disproportionately affect the coverage available to officers and directors of the Kenvue Group for D&O Indemnification Liabilities as compared to the officers and directors of the J&J Group; provided, however, that, notwithstanding anything to the contrary in this Agreement, during the period between the Separation Closing and the Distribution Date, J&J may elect, in its sole discretion, to cover the applicable liabilities of the J&J Group and the Kenvue Group under D&O Insurance Policies that cover both the J&J Group and the Kenvue Group in the same policy.
(b) On and after the Separation Closing, to the extent that any claims have been duly reported before the Separation Closing or are otherwise covered under the D&O Insurance Policies maintained by members of the J&J Group, J&J shall not, and shall cause the members of the J&J Group not to, take any action intended to limit the coverage of the individuals who acted as directors or officers of Kenvue (or other members of the Kenvue Group) prior to the Separation Closing for D&O Indemnification Liabilities under any D&O Insurance Policies maintained by the members of the J&J Group. On and after the Separation Closing, J&J shall, and shall cause the other members of the J&J Group to, reasonably cooperate with the individuals who acted as directors and officers of Kenvue (or other members of the Kenvue Group) prior to the Separation Closing in their pursuit of any coverage claims under such D&O Insurance Policies for D&O Indemnification Liabilities which could inure to the benefit of such individuals. Kenvue acknowledges that it is the responsibility of the Kenvue Group to obtain continuing insurance coverage for the directors and officers of the members of the Kenvue Group for Liabilities accruing after the Separation Closing. Notwithstanding anything to the contrary herein, to the extent the J&J Group and the Kenvue Group are covered during the period between the Separation Closing and the Distribution Date under D&O Insurance Policies that cover both the J&J Group and the Kenvue Group in the same policy, the term “Separation Closing” shall be deleted and replaced with the term “Distribution Date” wherever the term “Separation Closing” appears prior to this sentence in this Section 8.04(b).
ARTICLE IX
Further Assurances and Additional Covenants
SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.04 and Section 5.02(a), use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.
(b) Without limiting the foregoing, prior to, on and after the Separation Date, each Party shall cooperate with the other Party (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all Conveyancing and Assumption Instruments as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Governmental Approvals or other Consents required by Law or otherwise necessary or advisable under any ruling, judgment, Permit, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation, any transfers pursuant to Section 2.07, the Initial Public Offering, the Distribution or

the Other Disposition, or to conduct the Kenvue Business or the J&J Business, as each was conducted as of the Separation Date, from and after the Separation Date and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby; provided, that neither Party nor any member of its Group shall be required to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or submit any such Governmental Approval or Consent.
(c) On or prior to the Separation Date, J&J and Kenvue, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Kenvue or any other Subsidiary of J&J, as the case may be, to effectuate the transactions contemplated by this Agreement.
(d) Prior to the Distribution Date, Kenvue will not, without the prior written consent of J&J (which it may withhold in its sole and absolute discretion), issue (i) any shares of Kenvue Voting Stock or any rights, warrants or options to acquire Kenvue Voting Stock (including, without limitation, securities convertible into or exchangeable for Kenvue Voting Stock) or (ii) any share of Kenvue Non-Voting Stock; provided that, regardless of whether or not J&J shall have consented thereto, in no case shall any such issuance (after giving effect to such issuance and considering all the shares of Kenvue Voting Stock or Kenvue Non-Voting Stock acquirable pursuant to any rights, warrants and options that may be outstanding on the date of such issuance (whether or not then exercisable)), result in J&J owning directly or indirectly less than the number of shares necessary to (x) constitute control of Kenvue within the meaning of Section 368(c) of the Code or (y) meet the stock-ownership requirements described in Section 1504(a)(2) of the Code (in each case, if the number 80.1% were substituted for the number 80 each time it appears in such Sections).
ARTICLE X
Termination
SECTION 10.01. Termination. This Agreement may be terminated by J&J at any time, in its sole discretion, prior to the Separation Closing.
SECTION 10.02. Effect of Termination. In the event of any termination of this Agreement prior to the Separation Closing, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE XI
Miscellaneous
SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
(b) This Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. Notwithstanding any other provisions in this Agreement to the contrary, it is the intention of the Parties that this Agreement shall be consistent with the terms of the Ancillary Agreements. If there is a conflict between any provision of this Agreement and any specific provision of an applicable Ancillary Agreement, such Ancillary Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument.
(c) J&J represents on behalf of itself and each other member of the J&J Group, and Kenvue represents on behalf of itself and each other member of the Kenvue Group, as follows:
(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Separation Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.
SECTION 11.02. Governing Law; Dispute Resolution; Jurisdiction. (a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
(b) Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement between the Parties (a “Dispute”), either Party may refer such Dispute to the respective senior officers of such Parties by delivering written notice of such

Dispute to the other Party (a “Negotiation Notice”). Upon delivery of a Negotiation Notice, each Party shall attempt in good faith to resolve such Dispute by negotiation among their respective senior officers who hold, at a minimum, the title of Executive Vice President and who have authority to settle such Dispute.
(c) If the Parties are unable to resolve any Dispute within 30 calendar days of the delivery of a Negotiation Notice, then either Party shall have the right to initiate non-binding mediation by delivering written notice to the other Party (a “Mediation Notice”). Upon delivery of a Mediation Notice, the applicable Dispute shall be promptly submitted for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “Mediation Rules”), and the Parties shall participate in such mediation in good faith for a period of 30 calendar days or such longer period as the Parties may mutually agree in writing (the “Mediation Period”). In connection with such mediation, the Parties shall cooperate with each other and the American Arbitration Association in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings; provided, that, if the Parties are unable to agree on a neutral mediator within 10 calendar days of the delivery of a Mediation Notice, the Parties shall cause the American Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Mediation Rules. The Parties agree to bear equally the costs of any mediation, including any fees or expenses of the applicable mediator; provided, that each Party shall bear its own costs in connection with participating in such mediation.
(d) If the Parties are unable to resolve any Dispute via negotiation or mediation in accordance with Section 11.02(b) and Section 11.02(c), then, following the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to Section 11.02(e). For the avoidance of doubt, except as set forth in Section 11.02(f), neither Party may commence litigation with respect to a Dispute until and unless the Parties first fail to resolve such Dispute via negotiation and mediation in accordance with Section 11.02(b) and Section 11.02(c).
(e) Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.
(f) Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the resolution of any dispute hereunder, including under Sections 11.02(b) or (c) hereof.

SECTION 11.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
SECTION 11.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any J&J Indemnitee or Kenvue Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
SECTION 11.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to J&J, to:

Johnson & Johnson
Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: General Counsel
with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Robert I. Townsend, III
Sanjay Murti
Email:	rtownsend@cravath.com
smurti@cravath.com

If to Kenvue, to:

Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
Attention: General Counsel
Either Party may, by notice to the other Party, change the address to which such notices are to be given.
SECTION 11.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
SECTION 11.07. Publicity. Each of J&J and Kenvue shall consult with the other, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Separation, the Initial Public Offering, the Distribution or the Other Disposition or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the IPO Registration Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First

Post-Distribution Report”)). Each Party’s aforementioned obligations in this Section 11.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission. Notwithstanding the foregoing, the Parties agree that immediately following the Separation Closing, J&J shall publish a statement regarding the transactions contemplated by this Agreement on its website located at jnj.com and on its primary social media channels (the wording of the statement in each case to be mutually agreed upon by the Parties), and J&J further agrees that it shall maintain the approved statement on jnj.com for a period of time following the Separation Closing, the duration of such period to be mutually agreed upon by the Parties.
SECTION 11.08. Expenses.
(a) Except as expressly set forth in this Agreement or in any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, (i) J&J shall bear and pay all Transaction Expenses incurred at or prior to the Separation Closing and (ii) Kenvue shall bear and pay all Transaction Expenses incurred after the Separation Closing; provided, that, notwithstanding this clause (ii), J&J shall bear and pay (A) any Transaction Expenses that are primarily related to the stand-up of members of the J&J Group, (B) any Transaction Expenses incurred with respect to the services listed on Schedule XVII and (C) any Transaction Expenses incurred in connection with services expressly requested by J&J in writing following the Separation Closing.
(b) If any Party (or a member of its Group) actually pays any Transaction Expenses (such Party, the “Actual Payor”) that were required to have been borne and paid by the other Party pursuant to this Section 11.08 or otherwise (such other Party, the “Required Payor”), the Actual Payor may invoice the Required Payor for the amount of such Transaction Expenses on a quarterly basis (which such invoice shall include reasonable documentation of the amount of such Transaction Expenses), and the Required Payor shall be required to pay such amount to the Actual Payor within 45 days after receipt of such invoice. Any payment not received by the Actual Payor by such date and not otherwise the subject of a good faith dispute shall be subject to a late payment interest charge using the 1-month term secured overnight financing rate (Term SOFR), determined as of such date, plus 0.5%; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute; provided, further, that a resolution in favor of the Required Payor shall not result in the incurrence of any late-payment interest charges.
SECTION 11.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 11.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation, the Initial Public Offering and any Distribution or Other Disposition, as applicable, and shall remain in full force and effect.
SECTION 11.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
SECTION 11.12. Specific Performance. Subject to Section 4.04 and Section 5.02(a), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
SECTION 11.13. No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between J&J and the other members of the J&J Group, on the one hand, and Kenvue and the other members of the Kenvue Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party.
SECTION 11.14. Amendments; Waivers. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by an authorized representative of each Party, and no waiver of any provisions of this Agreement shall be effective unless in writing and signed by an authorized representative of the Party sought to be bound by such waiver.
SECTION 11.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning.
SECTION 11.16. Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JOHNSON & JOHNSON,
by

Name:
Title:

KENVUE INC.,
by

Name:
Title: